EXHIBIT 3.1
AMENDMENT TO BY-LAW NUMBER 2
OF
MAD CATZ INTERACTIVE, INC.,
(the “Corporation”)
1.       By-Law Number 2 of the Corporation is hereby amended as follows:
(a)       Subparagraph (a) of Section 8.03 of By-Law Number 2 of the Corporation is hereby amended and restated in its entirety as follows:
“(a)	upon presentation of the certificate representing such shares with a transfer endorsed thereon, or delivered therewith, or in the case of uncertificated shares, upon presentation of a transfer, in either case duly executed by the registered holder or by the registered holder’s attorney or successor duly appointed;”
(b)       Section 8.07 of By-Law Number 2 of the Corporation is hereby amended and restated in its entirety as follows:
“Shares of capital stock in the Corporation may be represented by uncertificated shares, but every holder of one or more shares of the Corporation shall be entitled, at the holder’s option, to a share certificate, or to a non-transferable written acknowledgement of the holder’s right to obtain a share certificate, stating the number and class or series of shares held by the holder as shown on the securities register. Share certificates and acknowledgements of a shareholder’s right to a share certificate, respectively, shall be in such form as the board shall form time to time approve. Any share certificate shall be signed in accordance with section 2.04 and need not be under the corporate seal; provided that, unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one of the signing officers or, in the case of share certificates which are not valid unless countersigned by or on behalf of a transfer agent and/or registrar, the signatures of both signing officers, may be printed or mechanically reproduced in facsimile upon share certificates and every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A share certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signature appears thereon no longer holds office at the date of issue of the certificate.”
(c)       Section 8.08 of By-Law Number 2 of the Corporation is hereby amended and restated in its entirety as follows:
“The board or any officer or agent designated by the board may in its or such person’s discretion direct the issue of a new share certificate or uncertificated share(s) in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken if the owner:
(a)	so requests before the Corporation has notice that the security has been acquired by a bona fide purchaser;

(b)	unless the board otherwise determines in a particular case, furnishes the Corporation with an indemnity bond sufficient, in the discretion of the board, to protect the Corporation; and

(c)	satisfies any other reasonable requisites imposed by the Corporation from time to time, whether generally or in any particular case.”